As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333‑239194
Registration No. 333‑235400
Registration No. 333‑231866
Registration No. 333‑228261
Registration No. 333‑227330
Registration No. 333‑204327
Registration No. 333‑197510

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑239194
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑235400
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑231866
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑228261
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑227330
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑204327
Post-Effective Amendment No. 1 to Form S‑8 Registration Statement No. 333‑197510

UNDER THE SECURITIES ACT OF 1933

GRUBHUB INC.

(Exact Name of Registrant as specified in its charter)

Delaware	46-2908664
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

111 W. Washington Street, Suite 2100
Chicago, Illinois 60602
(Address including zip code of Principal Executive Offices)

Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards
Grubhub Inc. 2015 Long-Term Incentive Plan, as amended
SCVNGR, Inc. 2013 Stock Incentive Plan
GrubHub Inc. 2013 Omnibus Incentive Plan
Tapingo Ltd. - 2011 Option Plan

(Full title of the plans)

Margo Drucker, Esq.
Senior Vice President, General Counsel and Secretary
Grubhub Inc.
111 W. Washington Street, Suite 2100
Chicago, Illinois 60602
(877) 585‑7878
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Grubhub Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments to the following Registration Statements on Form S‑8 (collectively, the “Registration Statements” and, such post-effective amendments, the “Post-Effective Amendments”) to deregister any and all securities and obligations of the Registrant that had been registered but remain unsold or otherwise unissued under such Registration Statements as of the date hereof:

•
Registration Statement on Form S‑8 filed with the U.S. Securities and Exchange Commission (“SEC”) on June 15, 2020 registering 3,500,000 shares of common stock, par value $0.0001 per share, of Grubhub Inc. (“Grubhub Shares”), which were reserved for issuance under the Grubhub Inc. 2015 Long-Term Incentive Plan, as amended (File No. 333‑239194);

•
Registration Statement on Form S‑8 filed with the SEC on December 6, 2019 registering 212,246 Grubhub Shares, which were reserved for issuance in connection with the grant of 212,246 restricted stock units under the Grubhub Inc. December 2019 Restricted Stock Unit Inducement Awards (File No. 333‑235400);

•
Registration Statement on Form S‑8 filed with the SEC on May 31, 2019 registering 5,000,000 Grubhub Shares, which were reserved for issuance under the Grubhub Inc. 2015 Long-Term Incentive Plan (File No. 333‑231866);

•
Registration Statement on Form S‑8 filed with the SEC on November 7, 2018 registering 91,338 Grubhub Shares, which were reserved for issuance in connection with the Registrant’s assumption of the Tapingo Ltd. – 2011 Option Plan (File No. 333‑228261);

•
Registration Statement on Form S‑8 filed with the SEC on September 14, 2018 registering 236,414 Grubhub Shares, which were reserved for issuance in connection with the Registrant’s assumption of certain outstanding unvested options under the SCVNGR, Inc. 2013 Stock Incentive Plan (File No. 333‑227330);

•
Registration Statement on Form S‑8 filed with the SEC on May 20, 2015 registering 14,256,901 Grubhub Shares, which were reserved for issuance under the Grubhub Inc. 2015 Long-Term Incentive Plan (File No. 333‑204327);

•
Registration Statement on Form S‑8 filed with the SEC on July 18, 2014 registering 10,351,283 Grubhub Shares, which were reserved for issuance under the GrubHub Inc. 2013 Omnibus Incentive Plan (File No. 333‑197510).

On June 15, 2021, the Registrant consummated the previously announced merger pursuant to the Agreement and Plan of Merger, dated as of June 10, 2020 (as amended on September 4, 2020 and March 12, 2021, the “Merger Agreement”), among the Registrant, Checkers Merger Sub I, Inc., a Delaware corporation, Checkers Merger Sub II, Inc., a Delaware corporation, and Just Eat Takeaway.com N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands (“Just Eat Takeaway.com”), pursuant to which the Registrant became a wholly owned direct subsidiary of Just Eat Takeaway.com (collectively with the other transactions contemplated by the Merger Agreement, the “Transaction”).

In connection with the consummation of the Transaction, the offerings pursuant to the Registration Statements have been terminated.  The Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offerings, hereby removes from registration any and all securities registered but not sold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 15th day of June, 2021.

GRUBHUB INC.

By:	/s/ Adam DeWitt
Name: Adam DeWitt
Title: President and Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.